Exhibit (a)(1)(i)

Offer to Purchase

Up to 1,903,861 of the Issued and Outstanding Common Shares

of

XAI Floating Rate & Alternative Income Trust

at

98% of Net Asset Value Per Common Share

by

XAI Floating Rate & Alternative Income Trust

in Exchange for Cash

THE OFFER TO PURCHASE WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME,

ON OCTOBER 19, 2026, UNLESS THE OFFER IS EXTENDED.

To the Common Shareholders of XAI Floating Rate & Alternative Income Trust:

XAI Floating Rate & Alternative Income Trust, a diversified, closed-end management investment company, organized as a Delaware statutory trust (the “Trust”), is offering to purchase up to 1,903,861 (approximately 12.5%) of its issued and outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). The offer is to purchase Common Shares in exchange for cash at a price equal to 98% of the net asset value (“NAV”) per Common Share (the “Purchase Price”) determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market on which the Common Shares are traded, on the next day the NAV is calculated after the Expiration Date (as defined below) (the “Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). If more than 1,903,861 Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis.

In order to participate, the materials described in the Offer must be delivered to Computershare Trust Company, N.A. (the “Depositary”) by one minute following 11:59 p.m. Eastern time, on October 19, 2026, or such later date to which the Offer is extended (the “Expiration Date”). Should the Offer be extended beyond one minute following 11:59 p.m., Eastern time on October 19, 2026, the Pricing Date will be the close of ordinary trading on the NYSE on the next day the NAV is calculated after the newly designated Expiration Date. Shareholders who choose to participate in the Offer can expect payments for Common Shares tendered and accepted to be mailed within approximately five business days after the Expiration Date.

The Common Shares are traded on the NYSE under the symbol “XFLT.” As of September 11, there were 15,230,884 Common Shares outstanding. On September 11, 2026, the NAV per Common Share was $22.95 and the last reported sale price for a Common Share on the NYSE on such date was $19.52, representing a discount of 14.95% to NAV. The NAV on the Pricing Date may be higher or lower than the net asset value as of September 11, 2026 and the discount to NAV at which the Common Shares trade may be greater or lesser than the discount as of September 11, 2026. The Trust’s most current NAV and market price per Share can be found online at https://xainvestments.com/xflt/. For additional questions or information during the pendency of this Offer, you may contact Okapi Partners LLC (the “Information Agent”) by calling (877) 796-5274, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.

The Offer is subject to important terms and conditions, including the conditions listed under Section 3, “Certain Conditions of the Offer.”

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.

If you are not interested in selling any of your Common Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Trust. Shareholders are not required to participate in the Offer.

Because this Offer is limited as to the number of Common Shares that the Trust will purchase, not all Common Shares tendered for purchase by shareholders may be accepted for payment by the Trust. This may occur, for example, if one or more large investors seek to tender a significant number of Common Shares or if a large number of investors tender Common Shares.

The date of this Offer to Purchase is September 18, 2026. The Trust mailed this Offer to Purchase and the accompanying Letter of Transmittal to record holders of Common Shares on or about September 18, 2026

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Common Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank or trust company (each, a “Nominee”) to effect the transaction on their behalf. Shareholders whose Common Shares are registered in the name of a Nominee, such as a brokerage firm or other financial intermediary, must contact that firm to instruct the firm to participate in the Offer on their behalf. Tendering shareholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Common Shares and, if so, how many Common Shares to tender, or to refrain from tendering Shares in the Offer.

The Trust reserves the absolute right to reject Common Shares determined not to be tendered in appropriate form.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares but you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Offer, you will not be able to tender your Shares.

The Trust's Board of Trustees has authorized and approved the Offer, however, none of the Trust, nor its Board of Trustees (the “Board of Trustees”), nor XA Investments LLC, the Trust’s investment adviser (“XA Investments”), nor Rockford Tower Asset Management, L.L.C., the Trust’s investment sub-adviser (the “Sub-Adviser”) makes any recommendation to any shareholder as to whether to tender Common Shares for purchase or to refrain from tendering Common Shares. No person has been authorized to make any recommendation on behalf of the Trust, its Board of Trustees, XA Investments or the Sub-Adviser as to whether shareholders should tender Common Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Trust, its Board of Trustees, XA Investments or the Sub-Adviser. Shareholders are urged to carefully evaluate all information in the offer, consult their own investment and tax advisers and make their own decisions whether to tender their Common Shares for purchase or refrain from participating in the Offer.

The Trust has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.

The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, shareholders are required to inform themselves of and observe any such restrictions.

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.

What is the Offer?

•	The Trust is offering to purchase up to 1,903,861 (approximately 12.5%) of its Common Shares. The Trust will pay cash for Common Shares purchased pursuant to the offer. The Trust will purchase Common Shares at a price equal to 98% of the NAV per Common Share as of the close of regular trading session of the NYSE on the Pricing Date. See Section 1, “Price; Number of Common Shares.”

What if more than 1,903,861 Common Shares are tendered?

•	The Trust is offering to purchase up to 1,903,861 Common Shares. If shareholders tender (and do not timely withdraw) more than 1,903,861 Common Shares, the Trust will purchase duly tendered Common Shares from participating shareholders on a pro rata basis, disregarding fractions, based upon the number of Common Shares each shareholder tenders for purchase and does not timely withdraw. The Trust does not intend to increase the number of Common Shares that it is offering to purchase, even if shareholders tender more than 1,903,861 Common Shares. See Section 1, “Price; Number of Common Shares” and Section 6, “Payment for Common Shares.”

When will the Offer expire, and may the Offer be extended?

•	The Offer will one minute following 11:59 p.m., Eastern time, on October 19, 2026, the Expiration Date, unless extended. The Trust may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1, “Price; Number of Common Shares.”

What is the NAV per Common Share as of a recent date?

•	On September 11, 2026, the NAV per Common Share was $22.95 and the last reported sale price for a Common Share on the NYSE on such date was $19.52, representing a discount of 14.95% to NAV. The NAV on the Pricing Date may be higher or lower than the net asset value as of September 11, 2026 and the discount to NAV at which the Common Shares trade may be greater or lesser than the discount as of September 11, 2026. The Trust’s most current NAV and market price per Share can be found online at https://xainvestments.com/xflt/. For additional questions or information during the pendency of this Offer, you may contact Okapi Partners LLC (the “Information Agent”) by calling (877) 796-5274, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday. See Section 9, “Price Range of Common Shares.”

Will the Trust’s NAV per Common Share be higher or lower on the Pricing Date?

•	No one can accurately predict what the Trust’s NAV per Common Share will be at any future date. You should realize that the NAV on the Pricing Date may be higher or lower than the NAV as of September 11, 2026 set forth above.

Will I have to pay anything to participate in the Offer?

•	Common Shares will be purchased at 98% of the Trust’s NAV, which may help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Trust will not charge a separate service fee in conjunction with the offer. If your Common Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the offer. See Section 1, “Price; Number of Common Shares,” Section 6, “Payment for Common Shares” and Section 16, “Fees and Expenses.”

Does the Trust have the financial resources to pay me for my Common Shares?

•	Yes. If the Trust purchased 1,903,861 Common Shares at a price per share of $22.49, equal to 98% of the NAV as of September 11, 2026 ($22.95 per Common Share), the Trust’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $42.8 million. The Trust intends to first use cash on hand to pay for Common Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Common Shares and/or utilize borrowings, as described below.

Because a portion of the Trust’s assets may consist of illiquid investments, to the extent that the Trust must dispose of portfolio securities to raise additional cash needed for the purchase of Common Shares, the Trust may be required to dispose of more liquid holdings at times or on terms that the Trust would otherwise consider undesirable, which may pose particular risks during adverse or volatile market conditions.

The Trust has not determined at this time to borrow funds to purchase Common Shares tendered in the Offer. However, depending on the dollar amount of Common Shares tendered and prevailing general economic and market conditions, the Trust, in its sole discretion, may decide to borrow an amount equal to any portion of the total purchase price, subject to compliance with applicable law, including the Investment Company Act of 1940, as amended (the “1940 Act”) limits on the Trust’s use of financial leverage, and the terms of the Trust’s borrowings.

The Trust maintains a Credit Agreement dated March 21, 2025 as amended from time to time (the “Credit Agreement”) with BNP Paribas SA (the “Bank”) that establishes a revolving credit facility (the “Facility”). Currently, the Trust may borrow up to $300,000,000 pursuant to the Facility. As of September 17, 2026, the Trust had $157,000,000 of borrowings outstanding under the Facility. The Facility’s maturity date is March 19, 2027, subject to certain reciprocal termination rights. The Trust pays interest on amounts borrowed based on daily compounded secured overnight financing rate (“SOFR”) plus 1.48%. The Trust’s borrowings are secured by eligible securities held in its portfolio of investments. The Credit Agreement includes usual and customary covenants. Among other things, these covenants place limitations or restrictions on the Trust’s ability to (i) incur other indebtedness, (ii) change certain investment policies, or (iii) pledge or create liens upon the assets of the Trust. In addition, the Trust is required to deliver financial information to the Lender, maintain an asset coverage ratios with respect to its indebtedness and preferred shares as required by the 1940 Act, meet certain other coverage tests and financial covenants and maintain its registration as a closed-end management investment company. If the Trust fails to meet such coverage tests and financial covenants, its ability to declare and pay distributions on common and preferred shares may be restricted.

See Section 7, “Source and Amount of Funds.”

How do I participate in the Offer?

•	If your Common Shares are registered in the name of a Nominee, you should contact that firm if you wish to tender your Common Shares.

All other shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to the Depositary at its address set forth on the last page of this offer. You must comply with the book-entry delivery procedure set forth in Section 4.C of this Offer. The Depositary must receive these materials prior to the date and time the Offer expires.

Must I tender all of my Common Shares for purchase?

•	No. You may tender for purchase all or part of the Common Shares you own. See Section 1, “Price; Number of Common Shares.”

May I withdraw my Common Shares after I have tendered them for purchase and, if so, by when?

•	Yes, you may withdraw all, but not less than all, of your tendered Common Shares at any time prior to one minute following 11:59 p.m., Eastern time, on October 19, 2026, which is the Expiration Date. In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary prior to one minute following 11:59 p.m., Eastern time on the Expiration Date. You may resubmit withdrawn Common Shares by following the purchase procedures before the Offer expires, including during any extension period. See Section 5, “Withdrawal Rights.”

How do I withdraw previously tendered Common Shares?

•	You must submit or direct your Nominee to submit a request for withdrawal of previously tendered Common Shares to the Depositary. You may withdraw only all Common Shares previously tendered by you, and not a portion thereof, and your request for withdrawal must state this. See Section 5, “Withdrawal Rights.”

May my Nominee place any conditions on my tender of Common Shares?

•	No.

May I place any conditions on my tender of Common Shares?

•	No.

Is my tender of Common Shares in the purchase offer a taxable transaction?

•	It is anticipated that the tender of Common Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. See Section 13, “Certain U.S. Federal Income Tax Consequences.”

Has the Trust entered into any agreements related to the Offer?

•	Yes. The Trust entered into a standstill agreement, dated July 27, 2026, as amended August 6, 2026 (the “Standstill Agreement”), with Bulldog Investors, LLP (“Bulldog”). Pursuant to the Standstill Agreement, the Trust agreed to conduct a tender offer on terms consistent with the terms of the Offer. If the Trust fails to complete a tender offer by the specified date, the Standstill Agreement will terminate. See Section 10, “Interest of Trustees and Officers; Transactions and Arrangements Concerning the Common Shares.”

Is there any reason Common Shares tendered by me for purchase would not be accepted?

•	In addition to those circumstances described under “Certain Conditions of the Offer” in which the Trust is not required to purchase tendered Common Shares, the Trust has reserved the right to reject any and all tendered Common Shares determined by the Trust not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

What should I do if I decide not to tender my Common Shares for purchase?

•	Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

If I decide not to tender, how will the Offer affect my Common Shares?

•	If you do not tender your Common Shares (or if you own Common Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Trust’s total assets due to the payment for the tendered Common Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses. The reduced assets of the Trust as a result of the Offer may result in less investment flexibility for the Trust, depending on the number of Common Shares purchased, could limit the Trust’s ability to use leverage, and may have an adverse effect on the Trust’s investment performance.

The Trust currently employs leverage through the combination of a bank borrowing facility and preferred shares outstanding. The Trust may utilize leverage to the maximum extent permitted under the 1940 Act. Because the Offer will reduce the Managed Assets (as defined herein) of the Trust, if the Trust does not reduce its outstanding borrowings immediately following the Offer by a corresponding amount, or if the Trust incurs additional borrowings in connection with the Offer, the Trust’s outstanding financial leverage as a percentage of Managed Assets will be higher immediately following the Offer and as a result the Trust may be more exposed to the risks of leverage. Alternatively, if following the completion of the Offer, the Trust reduces outstanding borrowings in order to maintain financial leverage within its historical range, as a percentage of Managed Assets, the Trust expects to sell securities held in its investment portfolio to fund this reduction in its leverage. Because a portion of the Trust’s assets may consist of illiquid investments, to the extent that the Trust must dispose of portfolio holdings to meet its regulatory asset coverage ratio, the Trust may be required to dispose of more liquid holdings at times or on terms that the Trust would otherwise consider undesirable, which may pose particular risks during adverse or volatile market conditions. See Section 8, “Effects of the Offer; Consequences of Participation” and Section 16, “Fees and Expenses.”

Does the Trust’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

•	The Trust's Board of Trustees has authorized and approved the Offer, however, none of the Trust, nor the Board of Trustees nor XA Investments nor the Sub-Adviser is making any recommendation to shareholders regarding whether to tender Common Shares in the Offer. Based upon information provided or available to the Trust, no trustee, officer or affiliate of the Trust intends to tender Common Shares pursuant to the Offer. See Section 10, “Interest of Trustees and Officers; Transactions and Arrangements Concerning the Common Shares.”

Will there be additional opportunities to tender my Common Shares to the Trust?

•	Pursuant to the Standstill Agreement, the Trust agreed to conduct two contingent tender offers following the Offer, subject to certain conditions. The first contingent tender offer would provide for the repurchase of up to 7.5% of the Trust’s then outstanding Common Shares at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 13 months following the completion of the Offer. The first contingent tender offer will not occur if (1) the Trust’s market discount to NAV is less than 15% at the close of trading for three consecutive trading days during a 12-month measurement period beginning five business days after the completion of the Offer; or (2) the Trust’s average daily NAV during the final 20 trading days of such 12-month period exceeds the Trust’s NAV measured five business days following completion of the Offer by at least $0.25 per share, as adjusted for distribution decreases or increases during the 12-month period. The second contingent tender offer would provide for the repurchase of up to 5.0% of the Trusts then outstanding Common Shares at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 25 months following the completion of the Offer. The second contingent tender offer will not occur if (1) the Trust’s market discount to NAV is less than 15% at the close of trading for three consecutive trading days during either the first or second 12-month measurement periods; or (2) the Trust’s average daily NAV during the final 20 trading days of the second 12-month period exceeds the Trust’s NAV measured five business days following completion of the Offer by at least $0.25 per share, as adjusted for distribution decreases or increases during the first and second 12-month period. See Section 2, “Purpose of the Offer; Plans or Proposals of the Trust.”

How do I obtain more information?

•	Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Information Agent toll free at (877) 796-5274. If you do not own Common Shares directly, you should obtain this information and the documents from your Nominee.

The Information Agent for the Offer is:

Okapi Partners, LLC

1212 Avenue of the Americas, 17th Floor
New York, NY 10036
(877) 796-5274 (Toll Free)

The Depositary for the Offer is:

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Express Mail or Overnight Courier: Computershare Trust Company, N.A. Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

1.	Price; Number of Common Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Trust will accept for purchase, and pay for, an aggregate of up to 1,903,861 of its Common Shares that are properly tendered and not timely withdrawn in accordance with Section 5 prior to the Expiration Date. The term “Expiration Date” means one minute following 11:59 p.m., Eastern time, on October 19, 2026, unless the Trust, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Trust, shall expire. The Trust reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Trust will not be obligated to purchase Common Shares pursuant to the Offer under certain circumstances. See Section 3, “Certain Conditions of the Offer.”

The purchase price of the Common Shares will be 98% of the NAV per Common Share determined as of the close of the regular trading session of the NYSE on the Pricing Date. The Trust will not pay interest on the purchase price under any circumstances. On September 11, 2026, the NAV per Common Share was $22.95 and the last reported sale price for a Common Share on the NYSE on such date was $19.52, representing a discount of 14.95% to NAV. The NAV on the Pricing Date may be higher or lower than the NAV as of September 11, 2026 and the discount to NAV at which the Common Shares trade may be greater or lesser than the discount as of September 11, 2026. The Trust’s most current NAV and market price per Share can be found online at https://xainvestments.com/xflt/. For additional questions or information during the pendency of this Offer, you may contact Okapi Partners LLC (the “Information Agent”) by calling (877) 796-5274, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Common Shares. If the number of Common Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to 1,903,861 Common Shares, the Trust will, upon the terms and subject to the conditions of the Offer, purchase all Common Shares tendered. If more than 1,903,861 Common Shares are duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 5), the Trust, subject to the conditions listed in Section 3, will purchase Common Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Common Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Trust does not intend to increase the number of Common Shares offered for purchase, even if more than 1,903,861 Common Shares are tendered by all shareholders in the aggregate.

Common Shares will be purchased at 98% of the Trust’s NAV, which may help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Trust will not charge a separate service fee in conjunction with the offer. If your Common Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Trust, except in the circumstances set forth in Section 6, “Payment for Shares.”

On September 11, 2026, there were 15,230,884 Common Shares issued and outstanding, and there were 2 holders of record of Common Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Common Shares as nominees on behalf of multiple beneficial owners.

The Trust reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Trust makes no assurance that it will extend the Offer. During any extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Common Shares.

The Trust has been advised that none of its Board of Trustees, officers or named portfolio managers intends to tender any Common Shares pursuant to the Offer.

2.	Purpose of the Offer; Plans or Proposals of the Trust.

The Trust entered into the Standstill Agreement with Bulldog. Pursuant to the Standstill Agreement, the Trust agreed to conduct a tender offer on terms consistent with the terms of the Offer. The Offer provides a means for shareholders wishing to sell a portion of their Common Shares to do so at 98% of NAV per Common Share. The Offer is part of the Trust’s liquidity plan adopted by the Board of Trustees of the Trust. The Offer will be followed by two subsequent tender offers, to be completed unless specified discount to NAV or NAV performance objectives are achieved, as described below. The liquidity plan is part of the Trust’s ongoing effort to manage its discount, enhance long-term shareholder value and provide liquidity to the market for its Common Shareholders.

The Board of Trustees considered the Offer in connection with its approval of the Standstill Agreement and approved the Offer on September 18, 2026.

Pursuant to the Standstill Agreement, the Trust also agreed to conduct two contingent tender offers following the Offer, subject to certain conditions. The first contingent tender offer would provide for the repurchase of up to 7.5% of the Trust’s then outstanding Common Shares at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 13 months following the completion of the Offer. The first contingent tender offer will not occur if (1) the Trust’s market discount to NAV is less than 15% at the close of trading for three consecutive trading days during a 12-month measurement period beginning five business days after the completion of the Offer; or (2) the Trust’s average daily NAV during the final 20 trading days of such 12-month period exceeds the Trust’s NAV measured five business days following completion of the Offer by at least $0.25 per share, as adjusted for distribution decreases or increases during the 12-month period. The second contingent tender offer would provide for the repurchase of up to 5.0% of the Trusts then outstanding Common Shares at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 25 months following the completion of the Offer. The second contingent tender offer will not occur if (1) the Trust’s market discount to NAV is less than 15% at the close of trading for three consecutive trading days during either the first or second 12-month measurement periods; or (2) the Trust’s average daily NAV during the final 20 trading days of the second 12-month period exceeds the Trust’s NAV measured five business days following completion of the Offer by at least $0.25 per share, as adjusted for distribution decreases or increases during the first and second 12-month period.

There can be no assurances as to the effect that liquidity plan contemplated by the Standstill Agreement will have on the market for the Common Shares or the discount at which the Common Shares may be trade relative to the Trut's NAV. Common shares of closed-end investment companies often trade at a discount to their NAVs, and the Common Shares may trade at a discount to their NAV, although it is possible that they may trade at or at a premium above NAV. The market price of the Common Shares is determined by such factors as relative demand for and supply of the Common Shares in the market, the Trust’s NAV, general market and economic conditions and other factors beyond the control of the Trust. Therefore, the Trust cannot predict whether its Common Shares will trade at, below or above NAV.

The Trust's Board of Trustees has authorized and approved the Offer, however none of the Trust, the Board of Trustees, XA Investments nor the Sub-Adviser makes any recommendation to any shareholder as to whether to tender Common Shares for purchase or to refrain from tendering Common Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Trust, its Board of Trustees, XA Investments or the Sub-Adviser as to whether shareholders should tender Common Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Trust, its Board of Trustees, XA Investments or the Sub-Adviser. Shareholders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisers and make their own decisions about whether to tender their Common Shares for purchase or refrain from participating in the Offer.

Any Common Shares purchased by the Trust pursuant to the Offer will be available for issuance by the Trust without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Common Shares are listed).

The Trust currently employs leverage through the combination of a bank borrowing facility and preferred shares outstanding. The Trust may utilize leverage to the maximum extent permitted under the 1940 Act. As of September 17, 2026, the amount of outstanding borrowings under the facility was $157,000,000, which represented approximately 27.26% of the Trust’s Managed Assets (including the proceeds from borrowing). As of September 17, 2026, the Trust’s outstanding preferred shares represented an aggregate liquidation preference of $73,000,000. Total leverage was $230,000,000 as of September 17, 2026, representing 39.94% of the Trust’s Managed Assets. “Managed Assets” means the total assets of the Trust, including assets attributable to the Trust’s use of leverage, minus the sum of its accrued liabilities (other than liabilities incurred for the purpose of creating leverage). Because the Offer will reduce the Managed Assets of the Trust, if the Trust does not reduce its outstanding borrowings immediately following the Offer by a corresponding amount, or if the Trust incurs additional borrowings in connection with the Offer, the Trust’s outstanding financial leverage as a percentage of Managed Assets will be higher immediately following the Offer and as a result the Trust may be more exposed to the risks of leverage. Alternatively, if following the completion of the Offering, the Trust reduces outstanding borrowings in order to maintain financial leverage within its historical range, as a percentage of Managed Assets, the Trust expects to sell securities held in its investment portfolio to fund this reduction in its leverage. Because a portion of the Trust’s assets may consist of illiquid investments, to the extent that the Trust must dispose of portfolio holdings to meet its regulatory asset coverage ratio, the Trust may be required to dispose of more liquid holdings at times or on terms that the Trust would otherwise consider undesirable, which may pose particular risks during adverse or volatile market conditions.

Except as set forth above, as referred to in Section 10 or in connection with the operation of the Trust’s dividend reinvestment plan, the Trust does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Trust or any of its subsidiaries;

(b)	other than in connection with transactions in the ordinary course of the Trust’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Trust or any of its subsidiaries;

(c)	any material change in the Trust’s present dividend policy, or indebtedness or capitalization of the Trust, except as described herein with respect to the Trust’s borrowings under the Facility;

(d)	changes to the present Board of Trustees or management of the Trust, including changes to the number or the term of members of the Board of Trustees, the filling of any existing vacancies on the Board of Trustees or changes to any material term of the employment contract of any executive officer;

(e)	any other material change in the Trust’s corporate structure or business, including any plans or proposals to make any changes in the Trust’s investment policy for which a vote would be required by Section 13 of the 1940 Act;

(f)	any class of equity securities of the Trust being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g)	any class of equity securities of the Trust becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h)	the suspension of the Trust’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of additional securities of the Trust, or the disposition of securities of the Trust; or

(j)	any changes in the Trust’s Agreement and Declaration of Trust, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Trust.

3.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Trust’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Trust shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Common Shares, if:

(a)           such transactions, if consummated, would:

(i)	result in delisting of the Trust’s Common Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the average global market capitalization of the entity over sixty (60) consecutive trading days is below $5,000,000);

(ii)	impair the Trust’s status as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”) (which would make the Trust subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Trust); or

(iii)	result in a failure to comply with the applicable asset coverage requirements applicable to senior securities of the Trust that are issued and outstanding;

(b)           the amount of Shares tendered would require liquidation of such a substantial portion of the Trust’s portfolio securities that the Trust would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Trust to the detriment of non-tendering shareholders;

(c)           there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Trust of any Common Shares pursuant to the Offer or the Board of Trustee’s fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Trust;

(d)          there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, any other exchange on which the Common Shares are traded or any other exchange on which portfolio securities held by the Trust are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Trust by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Trust by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Trust that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board of Trustees, would have a material adverse effect on the Trust if the Offer were consummated; or

(e)           the Board of Trustees determines, in good faith, that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board of Trustee’s fiduciary duties owed to the Trust or its shareholders.

The foregoing conditions are for the Trust’s sole benefit and may be asserted by the Trust regardless of the circumstances giving rise to any such condition (including any action or inaction of the Trust), and any such condition may be waived by the Trust, in whole or in part, at any time and from time to time in its reasonable judgment. The Trust’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Trust concerning the events described in this Section 3 shall be final and binding.

The Offer is not conditioned on the tender of any aggregate minimum number of Common Shares and the Offer is not subject to a financing condition.

The Trust reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Trust determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Common Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Trust will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.”

4.	Procedures for Tendering Common Shares for Purchase.

A. Proper Tender of Common Shares. Shareholders who desire to tender Common Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf.

For Common Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), before the Expiration Date. Letters of Transmittal should not be sent or delivered to the Trust.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Common Shares pursuant to the Offer unless at the time of the request, and at the time the Common Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Common Shares, and will deliver or cause to be delivered such Common Shares for the purpose of purchase to the Trust within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Common Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Common Shares so acquired for the purpose of requesting the purchase to the Trust prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.

The acceptance of Common Shares by the Trust for purchase will constitute a binding agreement between the participating shareholder and the Trust upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Common Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Common Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Common Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Trust all right, title and interest in and to all the Common Shares that are being tendered (and any and all dividends, distributions, other Common Shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date) and irrevocably constitute and appoint the Trust the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Common Shares (and any such other dividends, distributions, other Common Shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Trust, upon receipt by the Depositary of the purchase price, (b) present such Common Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Trust, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Common Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Common Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Common Shares (and, if given, will be null and void.)

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Common Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); (b) when and to the extent the Trust accepts the Common Shares for purchase, the Trust will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Trust to be necessary or desirable to complete the sale, assignment and transfer of the tendered Common Shares (and any and all dividends, distributions, other Common Shares or securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

Shareholders are advised to check with each intermediary through which they hold Common Shares as to when such intermediary would need to receive instructions from a beneficial owner in order for that shareholder to be able to participate in, or withdraw their instruction to participate in, the Offer before the deadlines specified herein. The deadlines set by any such intermediary and DTC for the submission and withdrawal of tender instructions may be earlier than the relevant deadlines specified herein.

B. Signature Guarantees and Method of Delivery. All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.) An “Eligible Institution” is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP).

If any of the Common Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Common Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Trust of their authority so to act must be submitted together with the Letter of Transmittal.

C. Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Common Shares in accordance with DTC’s procedures. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Common Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Common Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Trust may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

The method of delivery of any documents, including the Letter of Transmittal and any other required documents, is at the option and sole risk of the participating shareholder. If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended. Shareholders have the responsibility to cause: (a) the tender of their Common Shares for purchase (in proper uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (including original signature(s) and the original of any required signature guarantee(s)) or Agent’s Message; and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Common Shares for purchase pursuant to the Offer and to payment thereof.

Notwithstanding any other provision hereof, payment for Common Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of a Book-Entry Confirmation of the delivery of such Common Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message, and any other documents required by the Letter of Transmittal.

E. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Trust, in its sole discretion, which determination shall be final and binding. The Trust reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Common Shares if, in the opinion of the Trust’s counsel, accepting, purchasing or paying for such Common Shares would be unlawful. The Trust also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Common Share(s) or shareholder(s). The Trust’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

None of the Trust, the Board of Trustees, XA Investments, the Sub-Adviser, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.

F. U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 24% of the gross payments made pursuant to the offer to any U.S. Shareholder (as defined below) unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. A “U.S. Shareholder” is a shareholder that is a “U.S. person” within the meaning of the Code. In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid backup withholding, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN or W-8BEN-E, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. For purposes of this Offer to Purchase, a “Non-U.S. Shareholder” is generally any shareholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Tendering Non-U.S. Shareholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 13, “Certain U.S. Federal Income Tax Consequences.”

5.	Withdrawal Rights.

At any time prior to the Expiration Date any shareholder may withdraw all, but not less than all, of the Common Shares that the shareholder has tendered. In addition, Shareholders will also have the right to withdraw the tender of Common Shares at any time after one minute following 11:59 p.m., Eastern time on November 17, 2026 to the extent the Common Shares have not yet been accepted for payment.

To be effective, a written notice of withdrawal of Common Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name(s) of the person who tendered the Common Shares to be withdrawn and the number of Common Shares to be withdrawn (which may not be less than all of the Common Shares tendered by the shareholder).

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Trust in its sole discretion, which determination shall be final and binding. Common Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Common Shares, however, may be re-tendered for purchase by following the procedures described in Section 4 prior to the Expiration Date. Except as otherwise provided in this Section 5, tenders of Common Shares made pursuant to the Offer will be irrevocable.

None of the Trust, the Board of Trustees, XA Investments, the Sub-Adviser, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

6.	Payment for Common Shares.

For purposes of the Offer, the Trust will be deemed to have accepted for payment and purchased Common Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 5) when, as and if the Trust gives oral or written notice to the Depositary of its acceptance of such Common Shares for purchase pursuant to the Offer. Under the Exchange Act, the Trust is obligated to pay for or return Common Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Unless otherwise indicated on the Letter of Transmittal, properly tendered Shares that are not purchased because of proration will be returned at our expense to you or to other persons at your discretion.

Payment for Common Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Trust. The Depositary will act as agent for the Trust for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)	a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

(b)	timely confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 4; and

(c)	all other documents required by the Letter of Transmittal.

Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Common Shares are not accepted for payment or are not paid because of an invalid tender, or if a shareholder withdraws tendered Common Shares, (i) the Common Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Common Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Common Shares held by the Trust’s transfer agent pursuant to the Trust’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

The Trust will pay all transfer taxes, if any, payable on the transfer to it of Common Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Common Shares were registered in the name of, any person other than the tendering holder, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be the responsibility of the shareholder and satisfactory evidence of the payment of such taxes, or exemption therefrom, may need to be submitted. In addition, if certain events occur, the Trust may not be obligated to purchase Common Shares pursuant to the Offer. See Section 3, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to U.S. federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 4, “Procedures for Tendering Common Shares for Purchase—U.S. Federal Income Tax Withholding.”

7.	Source and Amount of Consideration.

The actual cost of the Offer to the Trust cannot be determined at this time because the number of Common Shares to be purchased will depend on the number of Common Shares tendered for purchase, and the price will be based on the NAV per Common Share on the Pricing Date. If the Trust purchased 1,903,861 Common Shares at a price per share of $22.49, equal to 98% of the NAV as of September 11, 2026 ($22.95 per Common Share), payments by the Trust to the participating shareholders would be approximately $42.8 million. See Section 8, “Effects of the Offer; Consequences of Participation.”

The Trust intends to first use cash on hand to pay for Common Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Common Shares and/or utilize borrowings, as described below.

Because a portion of the Trust’s assets may consist of illiquid investments, to the extent that the Trust must dispose of portfolio securities to raise additional cash needed for the purchase of Common Shares, the Trust may be required to dispose of more liquid holdings at times or on terms that the Trust would otherwise consider undesirable, which may pose particular risks during adverse or volatile market conditions.

The Trust has not determined at this time to borrow funds to purchase Common Shares tendered in the Offer. However, depending on the dollar amount of Common Shares tendered and prevailing general economic and market conditions, the Trust, in its sole discretion, may decide to borrow an amount equal to any portion of the total purchase price, subject to compliance with applicable law, including the 1940 Act limits on the Trust’s use of financial leverage, and the terms of the Trust’s borrowings.

Currently, the Trust may borrow up to $300,000,000 pursuant to the Facility under its Credit Agreement with the Bank. As of September 17, 2026, the Trust had $157,000,000 of borrowings outstanding under the Facility. The Facility’s maturity date is March 19, 2027, subject to certain reciprocal termination rights. The Trust pays interest on amounts borrowed based on SOFR plus 1.48%. The Trust’s borrowings are secured by eligible securities held in its portfolio of investments. The Credit Agreement includes usual and customary covenants. Among other things, these covenants place limitations or restrictions on the Trust’s ability to (i) incur other indebtedness, (ii) change certain investment policies, or (iii) pledge or create liens upon the assets of the Trust. In addition, the Trust is required to deliver financial information to the Lender, maintain an asset coverage ratios with respect to its indebtedness and preferred shares as required by the 1940 Act, meet certain other coverage tests and financial covenants and maintain its registration as a closed-end management investment company. If the Trust fails to meet such coverage tests and financial covenants, its ability to declare and pay distributions on common and preferred shares may be restricted.

The Board of Trustees believes that the Trust has sufficient liquidity to purchase the Common Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, there is not sufficient liquidity of the assets of the Trust to pay for tendered Shares, the Trust may terminate the Offer.

There are no material conditions to the availability of the consideration for the purposes of this Offer, except as set forth herein. See Section 3, “Certain Conditions of the Offer.”

8.	Effects of the Offer; Consequences of Participation.

The Offer may have certain adverse consequences for tendering and non-tendering shareholders.

A. Effects on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Common Shares accepted for payment pursuant to the Offer, the Trust anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Trust and/or borrowings. If the Trust is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, such dispositions of portfolio securities could cause market prices of the Trust’s portfolio securities, and hence the Trust’s NAV, to decline. If such a decline occurs, the Trust cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Common Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Pricing Date, if such a decline continued to the Pricing Date, the consideration received by tendering shareholders would be less than it otherwise might be. Because a portion of the Trust’s assets may consist of illiquid investments, to the extent that the Trust must dispose of portfolio securities to raise additional cash needed for the purchase of Common Shares, the Trust may be required to dispose of more liquid holdings at times or on terms that the Trust would otherwise consider undesirable, which may pose particular risks during adverse or volatile market conditions. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Trust may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Trust. Accordingly, because of the Offer, the Trust’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV for non-tendering shareholders.

The Trust has not determined at this time to borrow funds to purchase Common Shares tendered in the Offer. However, depending on the dollar amount of Common Shares tendered and prevailing general economic and market conditions, the Trust, in its sole discretion, may decide to borrow an amount equal to any portion of the total purchase price, subject to compliance with applicable law, including the 1940 Act limits on the Trust’s use of financial leverage, and the terms of the Trust’s borrowings.

It is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Trust will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Trust’s ability to meet its investment objective. The Trust is required by law to pay for tendered Common Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Trust does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

B. Recognition of Capital Gains. As noted, the Trust will likely be required to sell portfolio securities pursuant to the Offer. If the Trust’s tax basis for the securities sold is less than the sale proceeds, the Trust will recognize capital gains. The Trust would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) during, or following the end of, the Trust’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, while shareholders at the time of a declaration of distributions will receive such distributions, such shareholders would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Trust might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Trust’s portfolio at the time that the Trust is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized).

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Trust’s after-tax performance.

C. Tax Consequences of Repurchases to Shareholders. The Trust’s purchase of tendered Common Shares pursuant to the Offer will have tax consequences for tendering shareholders. See Section 13 “Certain U.S. Federal Income Tax Consequences.”

D. Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Common Shares by the Trust pursuant to the Offer will have the effect of increasing the proportionate interest in the Trust of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Trust’s aggregate assets resulting from payment for the tendered Common Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Trust as a result of the Offer may result in less investment flexibility for the Trust and may have an adverse effect on the Trust’s investment performance.

E. Effect on Leverage. The Trust currently employs leverage through the combination of a bank borrowing facility and preferred shares outstanding. The Trust may utilize leverage to the maximum extent permitted under the 1940 Act. As of September 17, 2026, the amount of outstanding borrowings under the facility was $157,000,000, which represented approximately 27.26% of the Trust’s Managed Assets (including the proceeds from borrowing). As of September 17, 2026, the Trust’s outstanding preferred shares represented an aggregate liquidation preference of $73,000,000. Total leverage was $230,000,000 as of September 17, 2026, representing 39.94% of the Trust’s Managed Assets. “Managed Assets” means the total assets of the Trust, including assets attributable to the Trust’s use of leverage, minus the sum of its accrued liabilities (other than liabilities incurred for the purpose of creating leverage). Because the Offer will reduce the Managed Assets of the Trust, if the Trust does not reduce its outstanding borrowings immediately following the Offer by a corresponding amount, or if the Trust incurs additional borrowings in connection with the Offer, the Trust’s outstanding financial leverage as a percentage of Managed Assets will be higher immediately following the Offer and as a result the Trust may be more exposed to the risks of leverage.

The Trust has not determined at this time to borrow funds to purchase Common Shares tendered in the Offer. However, depending on the dollar amount of Common Shares tendered and prevailing general economic and market conditions, the Trust, in its sole discretion, may decide to borrow an amount equal to any portion of the total purchase price, subject to compliance with applicable law, including the 1940 Act limits on the Trust’s use of financial leverage, and the terms of the Trust’s borrowings.

Alternatively, if following the completion of the Offering, the Trust reduces outstanding borrowings in order to maintain financial leverage within its historical range, as a percentage of Managed Assets, the Trust expects to sell securities held in its investment portfolio to fund this reduction in its leverage. Because a portion of the Trust’s assets may consist of illiquid investments, to the extent that the Trust must dispose of portfolio holdings to meet its regulatory asset coverage ratio, the Trust may be required to dispose of more liquid holdings at times or on terms that the Trust would otherwise consider undesirable, which may pose particular risks during adverse or volatile market conditions.

There can be no assurance that a leveraging strategy will be successful in any particular time period. Use of leverage creates an opportunity for increased income and capital appreciation but, at the same time, creates special risks. Leverage is a speculative technique that exposes the Trust to greater risk and increased costs than if it were not implemented.

The use of leverage by the Trust will cause the net asset value of the Common Shares to fluctuate significantly in response to changes in interest rates and other economic indicators. As a result, the net asset value, market price and dividend rate of the Common Shares is likely to be more volatile than those of a closed-end management investment company that is not exposed to leverage. In a declining market the use of leverage may result in a greater decline in the net asset value and market price of the Common Shares than if the Trust were not leveraged.

Leverage will increase operating costs, which may reduce total return. The Trust will have to pay interest on its Indebtedness, if any, which may reduce the Trust’s return. This interest expense may be greater than the Trust’s return on the underlying investment, which would negatively affect the performance of the Trust. Increases in interest rates that the Trust must pay on its Indebtedness will increase the cost of leverage and may reduce the return to Common Shareholders.

Certain types of Indebtedness subject the Trust to covenants in credit agreements relating to asset coverage and portfolio composition requirements. Certain Indebtedness issued by the Trust also may be subject to certain restrictions on investments imposed by guidelines of one or more rating agencies, which may issue ratings for such Indebtedness. These guidelines may impose asset coverage or portfolio composition requirements that are more stringent than those imposed by the 1940 Act.

The Trust may have leverage outstanding during a shorter-term period during which such leverage may not be beneficial if the Trust believes that the long-term benefits of such leverage would outweigh the costs and portfolio disruptions associated with redeeming and reissuing such leverage. However, there can be no assurance that the Trust’s judgment in weighing such costs and benefits will be correct.

During the time in which the Trust is utilizing leverage, the amount of the fees paid to the Adviser, and thereby to the Sub-Adviser, for investment advisory services will be higher than if the Trust did not utilize leverage because the fees paid will be calculated based on the Trust’s Managed Assets, including proceeds of leverage. This may create a conflict of interest between the Adviser and the Sub-Adviser on the one hand and the Common Shareholders, as holders of Indebtedness, Preferred Shares or other forms of leverage do not bear the management fee. Rather, Common Shareholders bear the portion of the management fee attributable to assets purchased with the proceeds of leverage, which means that Common Shareholders effectively bear the entire management fee. There can be no assurance that a leveraging strategy will be utilized or, if utilized, will be successful.

F. Possible Proration. If greater than 1,903,861 of the Trust’s Common Shares are tendered pursuant to the Offer, the Trust would, upon the terms and subject to the conditions of the Offer, purchase Common Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Common Shares will be purchased.

9.	Price Range of Common Shares.

The following table sets forth, for each of the calendar quarters indicated, the high and low closing market prices for the Common Shares on the NYSE, the NAV per Common Share and the premium or discount to NAV per Common Share at which the Common Shares were trading.

Price Range of Common Shares

During Quarter Ended	Market Price per Common Share		NAV per Common Share on Date of Market Price High and Low(1)		Premium/(Discount) on Date of Market Price High and Low(2)
	High	Low	High	Low	High	Low
June 30, 2026	$19.48	$16.75	$23.82	$22.40	(18.22)%	(25.22)%
March 31, 2026(3)	$4.75	$3.10	$5.36	$4.46	(11.38)%	(30.49)%
December 31, 2025	$5.29	$4.44	$5.84	$5.49	(9.42)%	(19.13)%
September 30, 2025	$5.71	$5.25	$6.10	$5.83	(3.88)%	(10.36)%
June 30, 2025	$5.92	$5.25	$6.08	$5.63	(0.35)%	(9.98)%
March 31, 2025	$6.78	$5.91	$6.65	$6.09	2.26%	(3.94)%
December 31, 2024	$7.14	$6.37	$6.61	$6.60	7.36%	(3.92)%
September 30, 2024	$7.11	$6.77	$6.85	$6.63	4.13%	1.03%
June 30, 2024	$7.29	$6.94	$7.01	$6.81	5.04%	1.58%
March 31, 2024	$7.73	$7.01	$6.97	$6.81	11.71%	1.59%
December 31, 2023	$7.24	$6.48	$6.89	$6.49	9.38%	(1.07)%
September 30, 2023	$7.20	$6.59	$6.78	$6.45	6.19%	2.17%

(1)	Based on the Trust’s computations
(2)	Calculated based on the information presented. Percentages are rounded.
(3)	A 1-for-5 reverse split of the Trust’s Common Shares occurred on March 20, 2026.

The Common Shares have at times traded at a discount and have at times traded at a premium to the NAV per Common Share. On September 11, 2026, the NAV per Common Share was $22.95 and the last reported sale price for a Common Share on the NYSE on such date was $19.52, representing a discount of 14.95% to NAV. Prior to the expiration of the Offer, daily NAV quotations can be obtained in the manner indicated in Section 1.

The tender of Common Shares, unless and until such tendered Common Shares are accepted for payment, will not affect the record ownership of any such tendered Common Shares for purposes of entitlement to any dividends payable by the Trust.

10.	Interests of Trustees and Officers; Transactions and Arrangements Concerning the Common Shares

Information, as of particular dates, concerning the Trust’s Trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Trust and other matters, is required to be disclosed in proxy statements distributed to the Trust’s shareholders and filed with the Commission. The table below sets forth the number of Common Shares and percentage of outstanding Common Shares beneficially owned by the Trustees, officers, the servicing agent and investment adviser of the Trust as of June 30, 2026.

Name and Position	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Trustees
Danielle Cupps	6,000	*
Gregory G. Dingens	5,640	*
Phillip G. Franklin	16,089	*
Scott Craven Jones	0	*
William T. Meyers	581	*
Theodore J. Brombach	114,242	*
Officers
Madeline Arment	0	*
Kimberly Ann Flynn	9,341	*
Benjamin D. McCulloch	2,297	*
Derek Mullins	0	*
Randi Roessler	0	*
John “Yogi” Spence	117,502	*
Lisa Woo	0	*

(1)	XA Investments holds 10,250 Common Shares of the Trust. Each of Mr. Brombach and Mr. Spence may be deemed to be a beneficial owner of the Common Shares held by XA Investments by virtue of their control over XA Investments.
*	As of June 30, 2026, each Trustee and officer of the Trust owned less than 1% of the outstanding Common Shares of the Trust. The Trustees and officers as a group beneficially owned 1.78% of the Common Shares of the Trust.

The business address and business telephone number of each of the Trustees and officers listed above is c/o Secretary of the Trust, XA Investments LLC, 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, (312) 374-6930. The principal business address of XA Investments, LLC is 321 North Clark Street, Suite 2430, Chicago, Illinois 60654.

None of the Trust or, to the best of the Trust’s knowledge, XA Investments, the Sub-Adviser, any of the Trust’s directors or executive officers or any person controlling the Trust, XA Investments or the Sub-Adviser, has effected any transaction in Shares during the 60 days prior to the date of this Offer to Purchase.

Except as set forth in this Offer to Purchase, neither the Trust, nor, to the best of the Trust’s knowledge, any of the Trust’s trustees or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Trust, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Trust and any of its executive officers, trustees, controlling persons or subsidiaries.

The Trust entered into the Standstill Agreement with Bulldog. Pursuant to the Standstill Agreement, the Trust agreed to conduct a tender offer on terms consistent with the terms of the Offer. Pursuant to the Standstill Agreement, the Trust also agreed to conduct two contingent tender offers following the Offer, subject to certain conditions. The first contingent tender offer would provide for the repurchase of up to 7.5% of the Trust’s then outstanding Common Shares at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 13 months following the completion of the Offer. The first contingent tender offer will not occur if (1) the Trust’s market discount to NAV is less than 15% at the close of trading for three consecutive trading days during a 12-month measurement period beginning five business days after the completion of the Offer; or (2) the Trust’s average daily NAV during the final 20 trading days of such 12-month period exceeds the Trust’s NAV measured five business days following completion of the Offer by at least $0.25 per share, as adjusted for distribution decreases or increases during the 12-month period. The second contingent tender offer would provide for the repurchase of up to 5.0% of the Trusts then outstanding Common Shares at a price per share equal to 98% of NAV on the expiration date of the tender offer, and is expected to commence approximately 25 months following the completion of the Offer. The second contingent tender offer will not occur if (1) the Trust’s market discount to NAV is less than 15% at the close of trading for three consecutive trading days during either the first or second 12-month measurement periods; or (2) the Trust’s average daily NAV during the final 20 trading days of the second 12-month period exceeds the Trust’s NAV measured five business days following completion of the Offer by at least $0.25 per share, as adjusted for distribution decreases or increases during the first and second 12-month period.

In addition, Bulldog agreed that through July 26, 2028, it will use its best efforts to (i) cause all its Common Shares to be counted as present for purposes of a quorum, (ii) vote its Common Shares on all proposals submitted to shareholders in accordance with the recommendation of management of the Trust and (iii) in connection with any annual or special meeting of shareholders of the Trust (a)(i) refrain from directly or indirectly making, supporting or encouraging any shareholder proposals concerning the Trust; (b) refrain from directly or indirectly soliciting or encouraging others to vote against the recommendations of the Board of Trustees on any matters affecting the Trust; (c) refrain from proposing any nominees for election to the Board of Trustees; (d) refrain from directly or indirectly proposing, or making any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Trust including, without limitation, a merger, tender or exchange offer, open-ending, share repurchase or liquidation of the Trust’s assets; (e) refrain from joining or participating in a group with any unaffiliated third parties concerning the Trust; (f) refrain from seeking the removal of any member of the Board of Trustees; (g) refrain from seeking control or influence over the management or policies of the Trust; and (h) refrain from publicly disclosing any intention, plan, proposal or arrangement or other matter inconsistent with its obligations under this paragraph.

If the Trust fails to complete a tender offer on or before October 5, 2026, the Standstill Agreement will terminate. The Offer is intended to satisfy the Trust’s obligation to complete a tender offer pursuant to the Standstill Agreement.

The Trust has been advised that none of its Trustees, officers, XA Investments nor the Sub-Adviser intend to tender any Common Shares pursuant to the Offer.

As of June 30, 2026, to the knowledge of the Trust, no person beneficially owned more than 5% of the voting securities of any class of securities of the Trust, except for the following:

Shareholder Name & Address	Class of Shares	Share Holdings	Percentage Owned
Sit Investment Associates, Inc. Sit Fixed Income Advisors II, LLC c/o Sit Investments Associates, Inc. 80 South Eighth Street, Suite 3300 Minneapolis, MN 55402	Common	637,994(1)	4.20%
Sun Life Assurance Co of Canada Sun Life Financial Inc. One York Street Toronto, Ontario, Canada M5J 0B6	Mandatory Redeemable Preferred Shares	1,228,000(2)	84.11%

(1) Based on a Schedule 13G filed with the SEC on January 6, 2026, adjusted to give effect to the 1-for-5 reverse split of the Trust’s Common Shares that occurred on March 20, 2026.

(2) Based on a Schedule 13G filed with the SEC on November 5, 2025, adjusted to give effect to the 1-for-5 reverse split of the Trust’s Preferred Shares that occurred on June 1, 2026.

11.	Certain Information about the Trust.

The Trust is a Delaware statutory trust with its principal executive offices located at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654 and its phone number is (312) 374-6930. The Trust is a diversified, closed-end management investment company. The Trust commenced operations on September 27, 2017. As a closed-end investment company, the Trust differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Common Shares at the election of a shareholder. The Trust’s investment objective is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle.

The Trust has entered into an investment management agreement with XA Investments pursuant to which XA Investments acts as the Trust’s investment adviser. XA Investments is responsible for the overall management of the Trust and provides advisory and certain administrative services to the Trust. XA Investments is located at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654. As of August 13, 2026, XA Investments managed approximately $941 million in assets.

XA Investments and the Trust have entered into an investment sub-advisory agreement with the Sub-Adviser, a wholly owned registered investment adviser subsidiary of King Street Capital Management, L.P. (“King Street”), pursuant to which the Sub-Adviser is responsible for managing the Trust’s portfolio, subject to oversight by XA Investments. As of December 31, 2025, King Street and its affiliates had $30.0 billion in assets under management. The principal business address of the Sub-Adviser is 299 Park Avenue, 40th Floor, New York, NY 10171.

12.	Additional Information.

The Trust has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. The Trust’s filings are available to the public on the Commission’s website at www.sec.gov.

13.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Common Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion assumes you hold your Common Shares as capital assets and does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Common Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, a partnership or other pass-through entity for U.S. federal income tax purposes, or a U.S. Shareholder (as such term is defined in Section 4(F), “Procedures for Tendering Common Shares for Purchase—U.S. Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar, or, except as expressly discussed below, a Non-U.S. Shareholder). This summary assumes that the Trust is and will remain a RIC for U.S. federal income tax purposes for the taxable year that includes the purchase of Common Shares pursuant to the Offer. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Common Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Shareholders of Participating in the Offer.

In General. A shareholder’s tender of all or a part of its Common Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the sale will generally be determined under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received in exchange for the Common Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Common Shares surrendered. Assuming the Common Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Common Shares were held longer than one year, such capital gain or loss will be long-term. If the Common Shares were held for one year or less, such capital gain or loss will generally be short-term. However, any loss upon an exchange of Common Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Trust that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Common Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Common Shares within 30 days before or after the date Common Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Common Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will generally be treated as having received a distribution on its Common Shares in the entire amount of cash received by the shareholder for its Common Shares pursuant to the Offer. Any such distribution will be treated as taxable dividend income to the extent the Trust has current or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Trust’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Common Shares (reducing that basis accordingly) and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Common Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same for corporate shareholders, under the Code the top income tax rate on ordinary income and short-term capital gains of individuals generally exceeds the maximum tax rate on long-term capital gains.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for U.S. federal income tax purposes, such shareholder’s remaining tax basis in the Common Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Common Shares in the Trust. In the event that a shareholder actually owns no Common Shares in the Trust after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Common Shares in the Trust (see below), such shareholder’s tax basis may, under certain circumstances, be added to Common Shares in the Trust owned by related persons that were considered constructively owned by such shareholder, or may be lost entirely. With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds the Trust’s earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each shareholder should consult its tax adviser with respect to the particular U.S. federal income tax consequences to such shareholder of participating in the Offer.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Common Shares (and any preferred shares of the Trust) actually owned by such shareholder, but also Common Shares (and any preferred shares of the Trust) that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Common Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Common Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Common Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Trust believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Common Shares tendered by a shareholder will be purchased by the Trust. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.	A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Common Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Common Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Common Shares actually owned by the shareholder are sold pursuant to the Offer, the only Common Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. Shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

2.	A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if (i) the percentage of the total outstanding Common Shares actually and constructively owned by the shareholder immediately following the sale of Common Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Common Shares actually and constructively owned by such shareholder immediately before such sale, and (ii) immediately following the exchange, the shareholder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Trust.

3.	Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Trust. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute IRS Form W-9, if one is included with the Letter of Transmittal), providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which generally includes capital gains or dividends recognized upon a sale of Common Shares pursuant to the Offer.

B. Consequences to Non-U.S. Shareholders of the Trust’s Repurchase of Common Shares Pursuant to the Offer

U.S. Withholding at the Source. Since the Trust cannot determine whether a payment made pursuant to the Offer should be characterized for any particular shareholder as an “exchange” or a “dividend” for tax purposes at the time of the payment, we or the applicable withholding agent may treat any payments to a tendering shareholder that is a Non-U.S. Shareholder and that does not hold its Common Shares in connection with a trade or business conducted in the United States (and, if required by an applicable income tax treaty, a U.S. permanent establishment) as a dividend for U.S. federal income tax purposes that is subject to U.S. withholding tax at the rate of 30% (or lower rate provided by an applicable treaty). This U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding. In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Common Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Common Shares will generally not be subject to U.S. federal income tax on such gain, unless (i) the gain is effectively connected with the shareholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of any withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Dividend income or capital gains that are effectively connected with a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a U.S. permanent establishment) will generally be taxed on a net income basis at the same rates applicable to U.S. persons (and, in the case of a Non-U.S. Shareholder that is a corporation, may be subject to an additional branch profits tax at the rate of 30% (or lower rate provided by an applicable treaty)). Different rules may also apply in the case of certain Non-U.S. Shareholders that are subject to special rules, including former citizens or residents of the United States and “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. Shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the Non-U.S. Shareholder’s country of residence and the United States. To claim these tax benefits, the Non-U.S. Shareholder must provide the Depositary with a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Non-U.S. Shareholder, to claim beneficial ownership over Common Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. Under legislation known as the Foreign Account Tax Compliance Act (“FATCA”), withholding will generally be required at a rate of 30% on amounts treated as dividends in respect of Trust’s shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which the Trust’s shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of the Trust’s shares held by an investor that is a non-financial non-U.S. entity will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the Trust or other applicable withholding agent will in turn be required to provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Certifications as to FATCA status are required to be made by Non-U.S. Shareholders on an applicable Form W-8. Non-U.S. Shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their participation in the Offer.

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

14.	Certain Legal and Regulatory Matters.

The Trust is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Trust presently contemplates that such approval or other action will be sought. The Trust is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Trust. The Trust’s obligations under the Offer to accept for payment and pay for Common Shares are subject to certain conditions described in Section 3, “Certain Conditions of the Offer.”

15.	Amendments; Extensions of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Trust expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3, and thereby delay acceptance for payment of, and payment for, any Common Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereto. There can be no assurance that the Trust will exercise its right to extend the Offer. During any such extension, all Common Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Common Shares. See Section 5, “Withdrawal Rights.”

Subject to the applicable rules and regulations of the Commission, the Trust also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Common Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Trust acknowledges that Rule 14e-1(c) under the Exchange Act requires the Trust to pay the consideration offered or return the Common Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Trust may not delay acceptance or payment for any Common Shares upon the occurrence of any of the conditions specified in Section 3 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Trust may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Common Shares), the Trust will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and filing such release with the Commission.

If the Trust makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Trust will disseminate additional purchase offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Trust decreased the number of Common Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

16.	Fees and Expenses.

The Trust will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Common Shares purchased pursuant to the Offer. The Trust will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Trust or the Depositary for purposes of the Offer.

The Trust has retained Okapi Partners, LLC to act as Information Agent and Computershare to act as Depositary. The Trust will pay the Information Agent and Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.

17.	Miscellaneous.

The Offer is not being made to, nor will the Trust accept tenders from, or on behalf of, owners of Common Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Trust is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Common Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Trust, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Common Shares cannot lawfully be accepted, purchased or paid for. So long as the Trust makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Trust believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Trust’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

19.	Financial Statements

The Trust’s audited financial statements and financial highlights appearing in the Trust’s Annual Report to shareholders for the year ended September 30, 2025, including accompanying notes thereto, as contained in the Trust’s Form N-CSR filed with the SEC on December 1, 2025, are incorporated by reference herein. The Trust’s unaudited financial statements and financial highlights appearing in the Trust’s Semi-Annual Report to shareholders for the period ended March 31, 2026, including accompanying notes thereto, as contained in the Trust’s Form N-CSRS filed with the SEC on June 6, 2026, are incorporated by reference herein. Shareholder reports are available upon request and without charge by calling (888) 903-3358 or by writing to the Trust at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654.

The Letter of Transmittal and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Information Agent for the Offer is:

Okapi Partners, LLC

1212 Avenue of the Americas, 17th Floor
New York, NY 10036
(877) 796-5274 (Toll Free)

The Depositary for the Offer is:

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Express Mail or Overnight Courier: Computershare Trust Company, N.A. Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

XAI Floating Rate & Alternative Income Trust

September 18, 2026